Exhibit 99.1

ANTARES PHARMA REPORTS SECOND QUARTER 2015

OPERATING AND FINANCIAL RESULTS

RECORD SECOND QUARTER REVENUES DRIVEN BY INCREASED OTREXUP AND DEVICE SALES

EWING, NJ, August 10, 2015 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the second quarter ended June 30, 2015. The Company reported revenue of $14.4 million and a net loss per share of $0.01 for the second quarter and revenue of $22.8 million and a net loss of $0.06 per share for the first half of 2015. Antares ended the second quarter with $58.1 million in cash, cash equivalents and investments and no debt.

“Record second quarter results were driven by double-digit growth in OTREXUP prescriptions, coupled with the first shipments of epinephrine auto injector devices to our partner Teva in anticipation of a potential U. S. FDA approval this year,” said Eamonn P. Hobbs, President and Chief Executive Officer of the Company. “We are pleased with the renewed growth of OTREXUP prescriptions and believe that ongoing enhancements to the OTREXUP sales and marketing plans will continue to produce revenue growth. In addition, with respect to Teva and potential FDA approval for the epinephrine auto injector device, our plan is to continue to manufacture and deliver pre-launch quantities of product throughout the second half of this year as Teva prepares for their potential launch.”

Second Quarter 2015 and Recent Highlights

•	Reported record quarterly revenues of $14.4 million including $3.3 million in OTREXUP™ sales and $1.8 million in revenues generated from epinephrine auto injector devices sold and shipped to Teva during the second quarter.

•	Announced the enrollment of the first patients in the QuickShot testosterone supplemental safety study. We believe a minimum of 70 patients will be needed to complete collection of 26 weeks of safety data.

•	Increased the number of prescriptions to 8,123 and unique prescribers of OTREXUP™ (methotrexate) injection to approximately 1,673 physicians at the end of the second quarter as compared to 6,722 prescriptions and approximately 1,546 physicians at the end of the first quarter, according to Symphony Health Solutions.

•	Completed an underwritten public offering of 23.0 million shares of the Company’s common stock at a purchase price of $2.00 per share, resulting in net proceeds to the Company of $42.8 million.

•	Appointed Peter J Graham Esq. to the position of Senior Vice President, General Counsel, Human Resources, Chief Compliance Officer and Corporate Secretary.

•	Announced the settlement of all litigation between Antares and Medac Pharma, Inc. and its parent medac GmbH. The settlement agreement provides for a royalty-free cross-license under the patents-in-suit for the U.S.

•	Regained U.S. marketing rights to OTREXUP™ (methotrexate) injection for subcutaneous use for the psoriasis indication through the termination of an exclusive promotion and marketing agreement with LEO Pharma A/S.

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Second Quarter and First Half Financial Results

Total revenue was $14.4 million for the three months ended June 30, 2015, compared to $6.3 million for the comparable period in 2014, representing an increase of 128%. For the six months ended June 30, 2015, total revenue was $22.8 million, a 97% increase as compared to the total revenue of $11.5 million for the six months ended June 30, 2014. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners. Product sales were $5.8 million for the three months ended June 30, 2015, compared to $3.4 million for the comparable period in 2014, and totalled $10.5 million for the six months ended June 30, 2015 as compared to $5.2 million in the comparable period of 2014. The increase in product sales for the three and six months ended June 30, 2015 over the comparable periods of 2014 was primarily driven by the growth of Otrexup and the sale of pre-launch quantities of epinephrine auto injectors to Teva in anticipation of an approval later this year.

Development revenue represents amounts earned under arrangements with partners in which we develop new products on their behalf. Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables. Development revenue was $3.0 million and $5.4 million for the three and six months ended June 30, 2015, respectively, compared to $1.8 million and $3.2 million for the comparable periods in 2014.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements. Licensing revenue was $5.2 million for the three months ended June 30, 2015, compared to $0.9 million for the comparable period in 2014. Licensing revenue for the first half of 2015 totalled $6.1 million compared to $1.9 million for the first half of 2014. The increase in licensing revenue is primarily related to payments previously received and deferred from LEO Pharma A/S that were fully recognized upon termination of our agreement in June 2015.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners. Royalty revenue was $0.4 million for the three months ended June 30, 2015, compared to $0.3 million for the comparable period in 2014. Royalty revenue for the first half of 2015 totalled $0.8 million compared to $1.3 million for the first half of 2014. The decrease in royalties in the first half of 2015 is primarily due to the decision made by Teva in April 2014 to recall the drug product formerly known as Tev-Tropin (not the device supplied by the Company).

Total gross profit increased in the second quarter of 2015 to $9.7 million compared to $4.2 million in the comparable period in 2014. Total gross profit for the first half of 2015 totalled $14.4 million as compared to $8.2 million in the first half of 2014, representing a period over period increase of 75%. The increase was primarily driven by the payments previously received and deferred from LEO Pharma A/S that were fully recognized as revenue upon termination of our agreement in June 2015.

Total operating expenses were $11.2 million in the second quarter of 2015 compared to $13.3 million in the comparable period in 2014. Total operating expenses for the six months ended June 30, 2015 were approximately $22.6 million as compared to $26.1 million for the comparable period in 2014. The decrease in operating expenses was driven by higher costs incurred in 2014 associated with the launch of OTREXUP™ and legal costs that were paid in 2014 for litigation that was settled in 2015.

Net loss was approximately $1.5 million and $8.3 million for the second quarter and first half of 2015, respectively, as compared to $9.1 million and $17.9 million for the comparable periods in 2014.

At June 30, 2015, cash, cash equivalents and investments totalled approximately $58.1 million compared to approximately $40.0 million at December 31, 2014.

Conference Call, Call Replay and Webcast

Antares Executives will provide a Company update and review second quarter 2015 operating results via webcast and conference call on Monday, August 10, 2015, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.

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Alternatively, callers may participate in the audio portion of the conference call by dialing 1-888-461-2024 (US), or 1-719-325-2308 (International). Callers should reference the Antares Pharma conference call or conference identification code 2596882. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Monday, August 10, 2015 through 11:30 a.m. ET on Tuesday, August 25, 2015. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 2596882.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP™ (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy, and VIBEX® Sumatriptan for the acute treatment of migraines. The Company’s technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product deal with Teva Pharmaceutical Industries, Ltd. that includes VIBEX® epinephrine, exenatide multi-dose pen, and another undisclosed multi-dose pen. Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the growth of the Company from a company solely dependent on licensing and development revenues to a specialty pharmaceutical company commercializing its own products; the growth of sales of OTREXUP™; the approval by the U.S. Food and Drug Administration (FDA) of VIBEX® Epinephrine Pen, the timing thereof, the therapeutic equivalence rating therefor and future sales by Teva; the timing and results of the supplemental phase 3 safety study for QuickShot® Testosterone (QS T); acceptance of the data from the supplemental phase 3 safety study by the U.S. Food and Drug Administration (FDA); FDA actions with respect to QS T including modified or additional clinical trials; the Company’s ability to successfully complete a New Drug Application for QS T to the FDA and approval of the same; FDA action with respect to the ANDA filed for the exenatide pen; the Company’s ability to adequately and timely respond to the complete response letter with respect to its ANDA for VIBEX® Sumatriptan and FDA action with respect to the same; future revenue from the U.S. marketing rights to OTREXUP™ (methotrexate) injection for subcutaneous use for the psoriasis; the timing and results of research projects, clinical trials, and product candidates in development; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

howarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 – CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2015	2014		2015	2014
OTREXUP™	$3,346	$1,671	100%	$6,350	$1,884	237%
Needle-free injector devices and components	725	1,689	(57)%	2,146	2,945	(27)%
Auto injector and pen injector devices	1,769	—	N/A	1,967	336	485%

Total product sales	5,840	3,360	74%	10,463	5,165	103%
Development revenue	3,027	1,789	69%	5,416	3,210	69%
Licensing revenue	5,186	928	459%	6,069	1,856	227%
Royalties	367	250	47%	820	1,298	(37)%

Total revenue	$14,420	$6,327	128%	$22,768	$11,529	97%

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product sales	$5,840	$3,360	$10,463	$5,165
Development revenue	3,027	1,789	5,416	3,210
Licensing revenue	5,186	928	6,069	1,856
Royalties	367	250	820	1,298

Total revenue	14,420	6,327	22,768	11,529
Cost of revenue	4,708	2,130	8,382	3,307

Gross profit	9,712	4,197	14,386	8,222
Research and development	4,569	3,943	8,947	8,477
Selling, general and administrative	6,605	9,345	13,642	17,645

Total Operating Expenses	11,174	13,288	22,589	26,122

Operating loss	(1,462)	(9,091)	(8,203)	(17,899)
Other income (expense)	(45)	(7)	(91)	7

Net loss	$(1,507)	$(9,098)	$(8,294)	$(17,892)

Basic and diluted net loss per common share	$(0.01)	$(0.07)	$(0.06)	$(0.14)

Basic and diluted weighted average common shares outstanding	144,650	130,052	138,233	129,855

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and investments	$58,143	$40,031
Accounts receivable	6,450	3,510
Inventories	5,466	5,860
Equipment, molds, furniture and fixtures, net	13,559	10,829
Patent rights, net	2,701	2,885
Goodwill	1,095	1,095
Other assets	4,119	4,563

Total Assets	$91,533	$68,773

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$10,420	$15,707
Deferred revenue	3,769	11,870
Stockholders’ equity	77,344	41,196

Total Liabilities and Stockholders’ Equity	$91,533	$68,773

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